Exhibit 10.15
INDEPENDENT BANK CORP. CHIEF EXECUTIVE OFFICER
TIME VESTING RESTRICTED STOCK AGREEMENT

Notification and Acceptance of Restricted Stock Award
The Independent Bank Corp. Second Amended and Restated 2005 Employee Stock Plan (the “Plan”) permits the granting of Restricted Stock Awards to employees of Independent Bank Corp. (the “Company”) and its subsidiaries who are expected to contribute to the Company’s future growth.

The Company greatly appreciates your ongoing efforts, and believes that you will contribute to the Company’s future success. The Company is therefore extremely pleased to offer you the following Restricted Stock Award:

Effective Date of Restricted Stock Agreement:	February 16, 2023
Employee Name And Residential Address:	Jeffrey Tengel 49 Southport Green Southport, CT 06890
Number of shares of common stock granted in this Restricted Stock Award:	7,550 shares of the Company’s common stock.
Vesting Period:	Three years, with one-third of the Restricted Shares vesting on each anniversary of the Effective Date. Please see Section 2 below for more information about vesting.
Vesting Schedule:	Date Shares Vested February 16, 2024 2,517 February 16, 2025 2,517 February 16, 2026 2,517

This Restricted Stock Award is subject to the terms and conditions of the Restricted Stock Agreement set forth below (the “Agreement”). By clicking “ACCEPT” in the Certent software system you both accept this Restricted Stock Award and acknowledge that you have read, understand, and accept the terms and conditions of this Agreement set forth below.

Restricted Stock Agreement

The Company agrees to issue to the employee named above (the “Employee”) the number of shares of the Company’s common stock (collectively, the “Restricted Shares”) set forth above subject to the terms and conditions of the Plan and this Agreement, as follows:

Section 1. Issuance of Common Stock to Employee.

(a)Consideration. The Employee shall not be required to pay any consideration to the Company for the Restricted Shares.

(b)Issuance of Shares. After receiving a signed original of this Agreement back from the Employee the Company shall act with reasonable speed to either cause to be issued a certificate or certificates for the Restricted Shares, which certificate or certificates shall be registered in the name of the Employee (or in the names of Employee and the Employee’s spouse as community property or as joint tenants with right of survivorship), or shall direct the Company’s transfer agent to make entries in its records for the Restricted Shares that are equivalent to issuance of a certificate or certificates to the Employee. The Company shall cause the Restricted Shares to be deposited in escrow in accordance with this Agreement. The issuance of the Restricted Shares shall occur at the offices of the Company or at such other place and time as the parties hereto may agree.

(c)Escrow. Upon issuance, the certificate(s) for the Restricted Shares shall be deposited by the Employee with the Company, the Company’s stock transfer agent, and/or the Company’s other agent, together with a stock power endorsed in blank to be held in escrow in accordance with the provisions of this Agreement for the Vesting Period. Alternatively, if actual certificates for the Restricted Shares are not issued the Company shall direct its stock transfer agent to make entries in its records for the Restricted Shares to reflect that they are being held in escrow for the Vesting Period. All regular cash dividends on Restricted Shares shall be paid directly to the Employee and shall not be held in escrow. Unvested Restricted Shares, however, may not be enrolled in the Company’s Automatic Dividend Reinvestment and Common Stock Purchase Plan. The Employee may also exercise all voting rights on the Restricted Shares while they are held in escrow. The Restricted Shares shall be (i) surrendered and automatically revert to the Company upon forfeiture of any such shares or (ii) released to the Employee once the Vesting Period has lapsed and they are no longer Restricted Shares.

(d)Withholding Taxes. The Company shall have the right to deduct from payments of any kind otherwise due to the Employee from the Company or any of its subsidiaries any federal, state or local taxes of any kind required by law to be withheld due to the vesting of the Restricted Shares. The Employee may pay any taxes owed due to the vesting of the Restricted Shares in cash. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the Employee may also elect to satisfy withholding obligations, in whole or in part, (a) by directing the Company to retain vested Restricted Shares otherwise issuable to the Employee pursuant to this Agreement or (b) by delivering to the Company shares of the Company’s common stock already owned by the Employee. Any shares so delivered or retained shall have a fair market value that is at least equal to the withholding obligation. The fair market value of any shares used to satisfy a withholding obligation shall be determined in accordance with the terms of the Plan as of the date of the vesting of the Restricted Shares. The Employee may only satisfy a withholding obligation with shares of the Company’s common stock which are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. Notwithstanding the foregoing, in the case of a Reporting Person (as defined in the Plan), no election to use shares for the payment of withholding taxes shall be effective unless made in compliance with any applicable requirements of SEC Rule 16b-3 (unless it is intended that the transaction not qualify for exemption under Rule 16b-3).

(e)Plan and Defined Terms. The issuance of the Restricted Shares pursuant to this Agreement is in all respects subject to the terms, conditions, and definitions (except as otherwise expressly noted in this Agreement) of the Plan, all of which are hereby incorporated herein by reference. The Employee accepts the Restricted Shares subject to all the terms and provisions of the Plan and agrees that all decisions under and interpretations of the Plan by the Board of Directors (or a Committee of the Board of Directors, if applicable) shall be final, binding, and conclusive upon the Employee and his permitted heirs, executors, administrators, successors and assigns. Capitalized defined terms used herein shall have the meanings assigned to them in the Plan, unless such terms are otherwise specifically defined in this Agreement.

Section 2. Vesting Period and Acceleration

(a)Vesting Period. The Restricted Shares shall vest over the period and pursuant to the schedule set forth on the first page of this Agreement (the “Vesting Period”).

(b)Accelerated Vesting at Company’s Discretion. The Company may, in its sole and absolute discretion, accelerate the vesting of the Restricted Shares by providing a written notice of accelerated vesting to the Employee.

(c)Vesting In The Event of Death, Permanent and Total Disability, or Retirement. If, prior to the end of the Vesting Period, the Employee dies or the employment of the Employee is terminated on the account of permanent and total disability as such term is defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, or the employment of the Employee ceases as a result of the Employee’s retirement from the Company and/or its subsidiaries, any unvested Restricted Shares shall vest in the Employee or his heirs in the number of shares equal to the amount of unvested Restricted Shares which were to vest during the year of the Vesting Period in which death, permanent and total disability, or retirement occurs multiplied by a fraction, the numerator of which is the number of days the Employee was employed by the Company during that year of the Vesting Period and the denominator of which is 365, rounded to the nearest whole share. The Employee shall forfeit any unvested Restricted Shares scheduled to vest in subsequent years of the Vesting Period. By way of example, if the Employee was employed by the Company for 73 days during the year of the Vesting Period, the Employee would be entitled to vest in (73 divided by 365 = twenty percent (20%)) of the amount of Restricted Shares which were to vest during that year. For purposes of this Agreement, the determination as to whether an Employee ceased employment with the Company due to “retirement” shall be in the sole discretion of the Board of Directors.

(d)Vesting In The Event of Termination by the Company Without Cause; Resignation by the Employee for Good Reason. If, during the Vesting Period, either (A) the Company terminates the Employee’s employment without Cause (as defined in the employment agreement between the Company and the Employee, dated as of January 6, 2023 (the “Employment Agreement”) or (B) the Employee resigns for Good Reason (as such term is defined in the Employment Agreement) from the Company, any unvested Restricted Shares shall vest in the Employee in the number of shares equal to the amount of unvested Restricted Shares which were to vest during the year of the Vesting Period in which the termination of employment occurs, multiplied by a fraction, the numerator of which is the number of days the Employee was employed by the Company during that year of the Vesting Period and the denominator of which is 365, rounded to the nearest whole share. The Employee shall forfeit any unvested Restricted Shares scheduled to vest in subsequent years of the Vesting Period. By way of example, if the Employee was employed by the Company for 73 days during the year of the Vesting Period, the Employee would be entitled to vest in (73 divided by 365 = twenty percent (20%)) of the amount of Restricted Shares which were to vest during that year.

(e)Accelerated Vesting In The Event of a Change of Control.

(i)The Restricted Shares shall immediately and fully vest if a Change of Control” (as such term is defined in the Employment Agreement) of the Company occurs.

(ii)In the event any Restricted Shares would otherwise vest pursuant to Section 2(e) hereof and the Change of Control pursuant to which the Restricted Shares would vest is an event described in Section 280G(b)(2)(A)(i) of the Code, notwithstanding anything to the contrary contained herein, then in lieu of vesting, such Restricted Shares shall be cancelled and the Company shall pay the Employee therefor an amount equal to the fair market value (as defined in the Plan) of the shares of Common Stock as of the date of the Change of Control; provided, however, that such Change of Control must also satisfy the definition of “change in control” set forth in Treasury Regulations Section 1.409A-3(i)(5) for a payment to be made under this Section. Any payment hereunder shall be made to Employee in cash no more than thirty (30) days after the date of the Change of Control.

(iii)Section 5(d)(iii) of the Employment Agreement will apply to the Restricted Shares upon a Change of Control, as if such provision was set forth herein, with references to “this Agreement” to refer to this Agreement and such other changes as are necessary for application of the intent and meaning of such provision to the Restricted Shares.

Section 3. No Transfer or Assignment of Restricted Shares. The Employee shall not, without the prior written consent of the Company (which may be withheld in the Company’s sole and absolute discretion), sell, dispose of, assign, encumber, pledge, gift or otherwise transfer any of the Restricted Shares prior to vesting, other than (a) pursuant to a qualified domestic relations order (as defined in SEC Rule 16b-3) or (b) by will or the laws of intestacy.

Section 4. Forfeiture. Notwithstanding anything contained in the Plan to the contrary, there will be an automatic and immediate forfeiture of Restricted Shares that have not yet vested at the time the Employee’s employment is terminated by the Company (including for purposes of this Section 4(a), any of the Company’s subsidiaries) for Cause or if the Employee resigns from his employment for any reason other than for Good Reason, or retirement as determined in accordance with Section 2(c).

Section 5. Miscellaneous Provisions.

(a)No Retention Rights. Nothing in this Agreement or in the Plan shall confer upon the Employee any right to continue to serve as an employee of the Company or any of its direct or indirect subsidiaries. Nothing in this Agreement or in the Plan shall interfere with or otherwise restrict the rights of the Company or any of its subsidiaries or of the Employee to terminate the Employee’s employment with the Company or any of its subsidiaries at any time and for any reason, with or without cause.

(b)Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon (i) personal delivery, (ii) deposit with a nationally recognized overnight courier or (iii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at 288 Union Street, Rockland, Massachusetts 02370 or at its then principal executive office address if different, with simultaneous copies to the Human Resources Department and General Counsel of the Company, and to the Employee at the residential address set forth above or to the residential address that the Employee has most recently provided to the Company in writing if different.

(c)Entire Agreement. This Agreement, together with the Plan, constitutes the entire understanding between the parties hereto with regard to the subject matter hereof, and supersedes any other agreements, representations, or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(d)Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to its choice of law principles.

(e)Remedies. The Employee agrees that the Company will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants, or conditions of this Agreement by the Employee, the Company shall, in addition to all other remedies available, be entitled to a temporary or permanent injunction or other equitable relief against the Employee, without showing any actual damage, and/or a decree for specific enforcement in accordance with the provisions hereof.

(f)Severability. If any provision of this Agreement is found unenforceable or illegal, the remainder of this Agreement shall remain in full force and effect.

(g)Amendments; Waivers. This Agreement may only be amended or modified in a writing signed by the Employee and the Company. No party shall be deemed to waive any rights hereunder unless the waiver is in writing and signed by the party waiving rights. A waiver in writing on or more occasions shall not be deemed to be a waiver for any future occasions.

(h)Counterparts. This Agreement may be executed in counterparts, including counterparts by telecopier, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

(i)Section 83(b) Tax Election. The acquisition of the Restricted Shares may result in adverse tax consequences that may be avoided or mitigated by the Employee’s filing of an election under Section 83(b) of the Code. Under Section 83 of the Code, the fair market value of the Restricted Shares on the date that any Forfeiture Restrictions applicable to the Restricted Shares lapse will be reportable as ordinary income of the Employee. The term “Forfeiture Restrictions” means, for purposes of this Agreement, either the lapse of the Vesting Period or the forfeiture of Restricted Shares. The Employee may elect under Section 83(b) of the Code to be taxed at the time the Restricted Shares are acquired, rather than when and as such Restricted Shares cease to be subject to Forfeiture Restrictions. A Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days after the Effective Date.

The form for making a Section 83(b) election is available to be printed from the Certent software system. The Employee understands that a failure to make a Section 83(b) election within the thirty (30) day period will result in the recognition of ordinary income when the Forfeiture Restrictions lapse.

The Employee should consult with his tax advisor to determine the tax consequences of acquiring the Restricted Shares and the potential advantages and potential disadvantages of filing the Section 83(b) election. The Employee acknowledges that, if so desired, it is his sole responsibility, and not that of the Company or any of its subsidiaries, to file a timely election under Section 83(b).